SECRETARY'S CERTIFICATE

OF

Fitness Fanatics Limited
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Secretary of **Fitness Fanatics Limited (the "Company") DO HEREBY CERTIFY** that the following is a Special Resolution passed by the shareholders of the Company on 4th September 2025, and that such resolution has not been modified:

Special Resolution

RESOLVED AS A SPECIAL RESOLUTION that, following the Sub-division, the Company's authorized share capital shall be changed from US$1,000,000 divided into (a) 900,000,000 Class

A Ordinary Shares with a par value of US$0.001 each and (b) 100,000,000 Class B Ordinary Shares with a par value of US$0.001, to US$1,000,000 divided into (a) 36,000,000,000 class A ordinary shares with a par value of US$0.000025 each and (b) 4,000,000,000 class B ordinary shares of par value of US$0.000025 each.

RESOLVED AS A SPECIAL RESOLUTION that, following the Sub-division, the current clause 8 of the memorandum of association of the Company be and is hereby deleted in its entirety and replaced with the following new clause 8:

"8. The share capital of the Company is US$1,000,000 divided into 40,000,000,000 shares with a par value of US$0.000025 each, comprising of (a) 36,000,000,000 Class A Ordinary Shares with a par value of US$0.000025, and (b) 4,000,000,000 Class B Ordinary Shares with a par value of US$0.000025 each, with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained."

Richard Hall
for and on behalf of
Conyers Trust Company (Cayman) Limited
Secretary

Dated this 5th day of September 2025